Exhibit 10.1 to Form 8-K

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is dated as of September 26, 2019, by and between BOWL AMERICA INCORPORATED, hereinafter called the “Corporation”, and Cheryl A. Dragoo, hereinafter called “Dragoo.”

WITNESSETH:

WHEREAS, the Corporation previously entered into an Amended Employment Agreement with Dragoo, effective as of October 24, 2018; and

WHEREAS, the parties desire to amend and restate the Amended Employment Agreement effective as of the date first written above, hereinafter called the “Effective Date.”

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereby agree as follows:

1.

The Corporation hereby continues to employ Dragoo, and Dragoo hereby agrees to continue to work for the Corporation, for a term commencing on the Effective Date and expiring at the end of the Corporation's then-current fiscal year on June 27, 2021.

2.

During such term, Dragoo shall continue to serve as Chief Financial Officer, Senior Vice President and Assistant Treasurer of the Corporation, performing the functions and duties normally performed by a Chief Financial Officer, Senior Vice President and Assistant Treasurer. Dragoo also shall serve as Interim President and Interim Chief Executive Officer for so long as the Board of Directors of the Corporation determines Dragoo’s services are needed in such interim roles.

3.	Dragoo shall devote her full time and attention to the affairs of the Corporation.

4.	The Corporation shall pay Dragoo as remuneration for her services a base salary at an annual rate of $200,000 for the term of this Agreement, to be paid in bi-weekly installments.

5.

Upon termination of Dragoo’s employment with the Corporation or any of its affiliates by the Corporation without Cause (as defined below), or upon Dragoo’s resignation for Good Reason (as defined below), in each case during the term of this Agreement, Dragoo shall be entitled to payment of a cash lump sum amount equal to nine months of Dragoo’s annual salary under Section 4 of this Agreement. The Severance Payment shall be made to Dragoo within 30 days following her qualifying termination of employment provided that she executes and delivers to the Corporation, and does not revoke, a customary release of claims in a form acceptable to the Corporation within 28 days following her termination of employment. “Cause” shall mean (a) Dragoo's failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially her duties, responsibilities and obligations to the Corporation or to cooperate in the process of a change of control transaction (other than a failure resulting from Dragoo's incapacity due to physical or mental illness); (b) Dragoo's act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (hereinafter referred to collectively as “Fraud”); (c) Dragoo's conviction (or a plea of nolo contendere to) of an offense which is a felony, or which is a misdemeanor that involves Fraud; or (4) Dragoo's material breach of a written policy of the Corporation or any of its affiliates. “Good Reason” shall mean the occurrence of any one or more of the following events that is caused by the affirmative actions of the Corporation, one of its affiliates, or its Board of Directors: (i) without Dragoo’s written consent, a material reduction in her duties and/or responsibilities; (ii) a material reduction in Dragoo’s annual salary; (iii) a change in the location of Dragoo's principal place of employment with the Corporation to a location that is at least 50 miles away from the location of Dragoo's principal place of employment prior to such change, unless such new location is no farther from Dragoo's then-current residence than the immediately prior location; or (iv) any other material breach of this Agreement by the Corporation; provided that, within 30 days following the occurrence of any event described above, (x) Dragoo shall have delivered written notice to the Corporation of Dragoo's intention to terminate her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Dragoo's right to terminate her employment for Good Reason, (y) the circumstances claimed to give rise to Dragoo’s right to terminate her employment for Good Reason as set forth in such notice have not been cured by the Corporation within 30 days of receipt of such notice, and (z) failing such cure, Dragoo shall have terminated her employment within 20 days after the expiration of the 30-day period.

6.

Upon termination of Dragoo’s employment with the Corporation or any of its affiliates by the Corporation for Cause, or upon Dragoo’s resignation or other termination other than for Good Reason, this Agreement shall immediately terminate and the Corporation shall have no further obligation to make any payments to Dragoo under this Agreement (other than previously accrued and unpaid amounts).

7.

In the event of a Change of Control (as defined below) during the term of this Agreement, Dragoo shall be entitled to a lump sum cash bonus payment of $400,000, hereinafter referred to as the “Retention Bonus.” The Retention Bonus shall be paid upon or as soon as practicable following the closing of the Change of Control, provided that Dragoo remains actively employed by the Corporation in good standing until the consummation of the Change of Control. “Change of Control” shall mean (a) a merger, consolidation, or other business combination transaction pursuant to which the Corporation is to be acquired by, or combined with, another entity, (b) a sale by the Corporation of all or substantially all of its assets, or (c) a recapitalization, restructuring or other transaction or series of transactions which has the effect of transferring a majority in interest or control of the Corporation to a third party.

8.

In the event that the Corporation’s legal counsel or accountant determines that any payment, benefit or transfer by the Corporation under this Agreement or any other plan, agreement, or arrangement to or for the benefit of Dragoo (referred to hereinafter in the aggregate as the “Total Payments”) will be subject to the tax (hereinafter referred to as the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the “Code”), but for this Section 8, then, notwithstanding any other provision of this Agreement to the contrary, the Total Payments shall be delivered either (a) in full or (b) in an amount such that the value of the aggregate Total Payments that Dragoo is entitled to receive shall be one dollar ($1.00) less than the maximum amount that Dragoo may receive without being subject to the Excise Tax, whichever of (a) or (b) results in Dragoo’s receipt of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax).  In the event that (b) results in a greater after-tax benefit to Dragoo, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (i) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (ii) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (iii) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

9.	All amounts payable under this Agreement shall be subject to applicable withholding for taxes.

10.

This Agreement is purely personal with Cheryl A. Dragoo and in the event of her death or total disability during the contract period, this Agreement shall terminate and the obligations of the Corporation to make any further payments shall cease.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

BOWL AMERICA INCORPORATED	ATTEST:

By:/s/ Leslie H Goldberg	By: /s/ Albert B Young
Leslie H. Goldberg	Albert B. Young
President	Assistant Secretary

/s/Cheryl A Dragoo
Cheryl A. Dragoo
Individually